Answers.com Acquires FAQ Farm

Wiki-based Community Site Features 280,000 User-contributed Questions and Answers

New York, NY - November 8, 2006 - Answers Corporation (NASDAQ: ANSW), creators of Answers.comTM (www.answers.com), today announced the acquisition of FAQ FarmTM (www.faqfarm.com), a leading wiki-based website containing a content-rich, cross-disciplinary library of user-contributed questions and answers. The acquisition was completed for $2 million in cash, representing a multiple of approximately five times revenue, based on unaudited numbers. Additional terms of the transaction will be included by Answers in its current report scheduled to be filed with the Securities and Exchange Commission later today.

Answers.com offers visitors free access to comprehensive information on almost four million topics, drawn from over 100 branded encyclopedias, dictionaries, thesauruses and other sources. FAQ Farm represents Answers’ initial foray into the burgeoning area of community and user generated content, often called the social web or Web 2.0. FAQ Farm generates over 12 million pageviews per month, has 280,000 unique questions and answers on its website, and over 100,000 registered “FAQ Farmer” contributors. As is common in wikis, FAQ Farm’s questions and answers are submitted by members of the community and then enhanced over time to increase accuracy, reliability and relevance.

“The acquisition of FAQ Farm is the next logical step forward in our mission of becoming the leading online answer-engine, whether answers come from our existing library of licensed, branded, attributable reference titles, from the web, or now from a community of experts or interested participants,” explained Bob Rosenschein, CEO of Answers.com. “We aim to satisfy our growing dedicated user base by expanding beyond our strength in traditional reference material to embrace the community aspect of learning.”

FAQ Farm was founded in 2002 by Chris Whitten, a pioneer in the Q&A arena, who realized that the wiki model could be used to prevent the same questions from being asked repetitively, and enable answers to be improved upon collaboratively so that they combine different people's perspectives and experience. Chris will continue to oversee and improve FAQ Farm, and will integrate the site’s content and technology into Answers.com while adding the authoritative sources of Answers.com to FAQ Farm.

“FAQ Farm will complement our encyclo∙diction∙almanac∙apedia of nearly four million topics by allowing users to ask questions or look up related answers on a specific Answers topic,” continued Rosenschein, “An interactive relationship can tap into the wisdom of many people and enable them to become part of something bigger.”

The popularity and success of the wiki platform is based on several elements that set it apart from other modes of communication. First, participants require little or no technical expertise to participate in the community. In addition, wiki entries are “organic” as the content is continually enhanced: When new information becomes available, an existing topic is edited and improved as opposed to being left outdated, incorrect, or contradictory.

“Answers is the perfect home for FAQ Farm. Their vision for developing the ultimate answer-engine fits in beautifully with the philosophies and values of our FAQ Farmers,” said Whitten. “It is a pleasure to join forces with a team which values the integrity of our community and has high standards for information quality. I am extremely excited about this opportunity to take FAQ Farm to the next level. Our community will benefit by having Answers.com directly available, and we’re hoping that Answers.com users will participate as FAQ Farmers and help power its growth with new questions and improvements to answers.”

The initial integration of FAQ Farm into Answers.com is expected to launch in Q1, 2007.

About Answers Corporation

Answers Corporation (NASDAQ: ANSW) operates www.answers.com, the “encyclo∙diction∙almanac∙apedia” covering almost four million topics drawn from more than 100 trusted reference titles, as well as material written by its own editorial team. Founded in 1999 by CEO Bob Rosenschein, Answers.com access is built in to the Firefox and Opera browsers, and its content is integrated into sites like Amazon’s A9, The New York Public Libraries’ homeworkNYC.org, The New York Times and others. Answers Corporation also owns and runs www.blufr.com, a unique, addictive game that offers an entertaining trivia experience. For investment information, visit ir.answers.com. (answ-g)

Answers.com Contacts:

Investor Contact:	Press Contact:

Bruce D. Smith, CFA VP of Strategic Development bruce@answers.com 646.502.4780	Jay Bailey Director of Marketing j@answers.com 888.248.9613

BPC Financial Marketing John Baldissera 800-368-1217

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